As filed with the Securities and Exchange Commission on November 7, 2008

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL FUEL GAS COMPANY
(Exact name of registrant as specified in its charter)
New Jersey	4924	13-1086010
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

6363 Main Street
Williamsville, New York 14221
(716) 857-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
DAVID F. SMITH		MICHAEL F. FITZPATRICK, JR., ESQ.
President and Chief Executive Officer		DEWEY & LEBOEUF LLP
6363 Main Street		1301 Avenue of the Americas
Williamsville, New York 14221		New York, New York 10019
(716) 857-7000		(212) 259-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class	Amount to be	Offering Price	Aggregate	Amount of
of Securities to be Registered	Registered	Per Note	Offering Price (1)	Registration Fee
6.50% Notes due 2018	$300,000,000	100%	$300,000,000	$11,790

(1) Estimated pursuant to Rule 457(f) solely for purposes of calculating the registration fee.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

The information in this preliminary prospectus is not complete and may be changed. National may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

     Subject to Completion Preliminary Prospectus dated November 7, 2008

$300,000,000

Offer to Exchange
6.50% Notes due 2018
which have been registered under the Securities Act of 1933
for any and all outstanding
6.50% Notes due 2018
which have not been registered under the Securities Act of 1933 of

National Fuel Gas Company

__________________________________________

     This exchange offer expires at 5:00 p.m., New York City time, on                , 2008, unless extended.

     National Fuel Gas Company (“National”) is offering to exchange any and all of its outstanding $300 million aggregate principal amount of unregistered 6.50% Notes due 2018 issued on April 11, 2008, which National refers to as its original notes, that are validly tendered and not validly withdrawn for an equal principal amount of National’s 6.50% Notes due 2018 that National has registered under the Securities Act of 1933, which National refers to as the new notes.

     No public market exists for the original notes or the new notes. National does not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

__________________________________________

     The new notes will constitute National’s direct unsecured general obligations and will rank equally with all of National’s other senior, unsecured and unsubordinated debt from time to time outstanding.

     See “RISK FACTORS” beginning on page 9 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. National has agreed that, for a period of one year after the expiration date of the exchange offer, National will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2008.

__________________________________________

     This prospectus incorporates by reference important business and financial information about National that is not included in or delivered with this document. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written or oral requests should be directed to Paula M. Ciprich, Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York, New York 14221; telephone number (716) 857-7548. To obtain timely delivery, you must request the information no later than            , 2008, which is five business days before the expiration date of this exchange offer.

     This prospectus is part of a registration statement National has filed with the SEC. National is submitting this prospectus to holders of original notes so that you can consider exchanging the original notes for new notes. You should rely only on the information contained or incorporated by reference in this prospectus. National has not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. National is not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information National has incorporated by reference is accurate only as of the date of the document incorporated by reference.

i

WHERE YOU CAN FIND MORE INFORMATION

     National files annual, quarterly and other reports and information with the Securities Exchange Commission (the “SEC”) under File No. 001-03880. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Information about National is also available on National’s website, www.natfuel.com. Other than any SEC filings incorporated by reference in this prospectus, the information available on National’s website is not part of this prospectus.

INCORPORATION BY REFERENCE

     National discloses important information to you by referring you to documents that it has filed with the SEC that are “incorporated by reference” in this prospectus. The information incorporated by reference is an important part of this prospectus. Information that National files in the future with the SEC will automatically update and supersede the information included in this prospectus and will also automatically update and supersede any information previously incorporated by reference. National incorporates by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), excluding information deemed furnished and not filed, until this offering is terminated:

  Annual Report on Form 10-K for the year ended September 30, 2007;

  Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008 and June 30, 2008; and

  Current Reports on Form 8-K filed with the SEC on November 9, 2007 (dated November 8, 2007), November 9, 2007, November 13, 2007, December 12, 2007 (as amended on December 14, 2007), December 12, 2007, December 19, 2007, December 21, 2007, December 28, 2007, December 28, 2007 (dated December 21, 2007), January 2, 2008, January 24, 2008, February 26, 2008 (as amended on February 29, 2008), April 17, 2008, June 16, 2008, June 30, 2008, July 15, 2008, August 11, 2008 and September 29, 2008.

     You may request a copy of these filings, at no cost, by writing or calling Paula M. Ciprich, Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221; telephone number (716) 857-7548.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “will,” “may,” and similar expressions, are forward-looking statements and accordingly involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, upon further assumptions. National’s expectations, beliefs and projections are expressed in good faith and are believed by National to have a reasonable basis, including, without limitation, management’s examination of historical operating trends, data contained in National’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in the view of National, could cause actual results to differ materially from those discussed in the forward-looking statements:

1.

financial and economic conditions, including the availability of credit, and their effect on National’s ability to obtain financing on acceptable terms for working capital, capital expenditures and other investments;

2.

occurrences affecting National’s ability to obtain financing under credit lines or other credit facilities or through the issuance of commercial paper, other short-term notes or debt or equity securities, including any downgrades in National’s credit ratings and changes in interest rates and other capital market conditions;

3.	changes in economic conditions, including global, national or regional recessions, and their effect on the demand for, and customers’ ability to pay for, National’s products and services;

4.	economic disruptions caused by terrorist activities, acts of war or major accidents;

5.

changes in actuarial assumptions, the interest rate environment an the return on assets for National’s retirement plan and post-retirement benefit plans, which can affect future funding obligations and costs and plan liabilities;

6.	changes in demographic patterns and weather conditions, including the occurrence of severe weather such as hurricanes;

7.

changes in the availability and/or price of natural gas or oil and the effect of such changes on the accounting treatment of derivative financial instruments or the valuation of National’s natural gas and oil reserves;

8.	uncertainty of oil and gas reserve estimates;

9.

ability to successfully identify, drill for and produce economically viable natural gas and oil reserves, including shortages, delays or unavailability of equipment and services required in drilling operations;

10.	significant changes from expectations in National’s actual production levels for natural gas or oil;

11.	changes in the availability and/or price of derivative financial instruments;

12.	changes in the price differentials between various types of oil;

13.	inability to obtain new customers or retain existing ones;

14.	significant changes in competitive factors affecting National;

15.	changes in laws and regulations to which National is subject, including tax, environmental, safety and employment laws and regulations;

16.	governmental/regulatory actions, initiatives and proceedings, including those involving acquisitions, financings, rate cases (which address, among other things, allowed rates of return,

rate design and retained natural gas), affiliate relationships, industry structure, franchise renewal, and environmental/safety requirements;

17.	unanticipated impacts of restructuring initiatives in the natural gas and electric industries;

18.	significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs or plans;

19.	the nature and projected profitability of pending and potential projects and other investments, and the ability to obtain necessary governmental approvals and permits;

20.	ability to successfully identify and finance acquisitions or other investments and ability to operate and integrate existing and any subsequently acquired business or properties;

21.	impairments under the SEC’s full cost ceiling test for natural gas and oil reserves;

22.	changes in the market price of timber and the impact such changes might have on the types and quantity of timber harvested by National;

23.	significant changes in tax rates or policies or in rates of inflation or interest;

24.	significant changes in National’s relationship with its employees or contractors and the potential adverse effects if labor disputes, grievances or shortages were to occur;

25.	changes in accounting principles or the application of such principles to National;

26.	the cost and effects of legal and administrative claims against National or activist shareholder campaigns to effect changes at National;

27.	increasing health care costs and the resulting effect on health insurance premiums and on the obligation to provide post-retirement benefits; or

28.	increasing costs of insurance, changes in coverage and the ability to obtain insurance.

     For a discussion of these risks and other factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors.” National disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

SUMMARY

     This summary highlights selected information from this prospectus. This summary is not complete and does not contain all of the information you should consider prior to making a decision to exchange original notes for new notes. You should read all of the information contained or incorporated by reference in this prospectus carefully, including the “Risk Factor” section and the documents incorporated by reference in this prospectus.

National Fuel Gas Company

     National, incorporated in 1902, is a holding company organized under the laws of New Jersey. National is engaged in the business of owning and holding securities issued by its subsidiaries: Data-Track Account Services, Inc., Empire Pipeline, Inc., Highland Forest Resources, Inc., Horizon Energy Development, Inc., Horizon LFG, Inc., Horizon Power, Inc., Leidy Hub, Inc., National Fuel Gas Distribution Corporation, National Fuel Gas Supply Corporation, National Fuel Resources, Inc. and Seneca Resources Corporation.

     National and its subsidiaries comprise a diversified energy company consisting of five major business segments:

  the Utility segment, which sells natural gas and provides natural gas transportation services through a local distribution system located in western New York and northwestern Pennsylvania;

  the Pipeline and Storage segment, which provides interstate and intrastate natural gas transportation and storage services;

  the Exploration and Production segment, which is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in California, the Appalachian region of the United States, Wyoming and the Gulf Coast region of Texas, Louisiana and Alabama;

  the Energy Marketing segment, which is engaged in the marketing of natural gas and the performance of energy management services for industrial, commercial, public authority and residential end-users in western and central New York and northwestern Pennsylvania; and

  the Timber segment, which engages in the marketing of timber, the operation of sawmills and the processing of timber.

National’s other businesses are engaged in the purchase, sale and transportation of landfill gas, and the development or operation of mid-range independent power production facilities and landfill gas electric generation facilities.

National’s principal executive offices are located at 6363 Main Street, Williamsville, New York 14221 and its telephone number is (716) 857-7000.

Recent Developments

     During the quarter ended September 30, 2008, National completed its previously announced plan to repurchase up to eight million shares of National’s common stock. National’s Board of Directors had authorized that repurchase plan on December 8, 2005.

     On September 9, 2008, the Executive Committee of the Board of Directors authorized the repurchase of up to an additional two million shares of National’s common stock. On September 24, 2008, the Company’s Board of Directors ratified the September 9, 2008 action of the Executive Committee and authorized the repurchase of up to an additional six million shares of National’s common stock (in addition to the two million shares authorized for repurchase on September 9, 2008). Repurchases may be made from time to time in the open market or through private transactions.

Summary of the Exchange Offer

The Exchange Offer	National is offering to exchange up to $300,000,000 aggregate principal amount of National’s new 6.50% notes due April 15, 2018 for up to $300,000,000 aggregate principal amount of National’s original 6.50% notes due April 15, 2018 which are currently outstanding. Original notes may only be exchanged in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. In order to be exchanged, an original bond must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn will be exchanged.

Expiration Date	5:00 p.m., New York City time, on , 2008 unless National extends the exchange offer.

Resales Without Further Registration	Based on no-action letters issued by the staff of the SEC to third parties, National believes that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) provided that:

• you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer; and

• you are not National’s “affiliate,” as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. National has agreed that, for a period of one year after the expiration date of the exchange offer, National will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Accrued Interest on the New Notes and Original Notes	The new notes will bear interest from April 11, 2008 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued from the last interest payment date to the date of issuance of the new notes.

Conditions to the Exchange Offer	If the exchange offer would not be permitted by applicable law or SEC policy, National will not be required to consummate the exchange offer. See “The Exchange Offer—Conditions.”

Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must:

• complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal; or

• if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.

Special Procedures for Beneficial Holders	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed note power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:

• your original notes are not immediately available; or

• time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

• you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New

York City time, on the expiration date of the exchange offer.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of your original notes will be adversely affected.

U.S. Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not constitute a taxable event for United States federal income tax purposes. See “U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York Mellon is serving as exchange agent.

Use of Proceeds	National will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Registration Rights	Additional interest with respect to the original notes shall be assessed as described below if any of the following events occur:

• on or prior to 230 calendar days after April 11, 2008, the exchange offer registration statement has not been filed with the SEC;

• on or prior to 275 days after April 11, 2008, the exchange offer has not been declared effective by the SEC;

• on or prior to 320 calendar days after April 11, 2008, the exchange offer has not been consummated;

• if required, on or prior to the later of 30 calendar days after a shelf registration event date and 230 calendar days after April 11, 2008, a shelf registration statement has not been filed with the SEC;

• if required, on or prior to the later of 75 calendar days after a shelf registration event date and 275 calendar days after April 11, 2008, a shelf registration statement has not been declared effective by the SEC; or

• after either the exchange offer registration statement or the shelf registration statement has been filed and declared effective,

• such registration statement thereafter ceases to be effective, or

• such registration statement is unusable for its intended purpose under the circumstances set forth in the registration rights agreement.

If any of the above events occur, additional interest will accrue on the original notes in addition to the rate shown on the cover page of this prospectus, from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.25% per year, plus an additional 0.25% per year from and during any period in which the registration default has continued for more than 90 calendar days, up to a maximum rate of 0.50% per year. In no event will the additional interest on the original notes exceed 0.50% per year. National will have no other liabilities for monetary damages with respect to its registration obligations. With respect to each holder, National’s obligations to pay additional interest remain in effect only so long as the original notes held by the holder are “registrable notes” within the meaning of the registration rights agreement. The receipt of additional interest will be the sole monetary remedy available to a holder if National fails to meet these obligations. See “The Exchange Offer—Terms of the Exchange Offer.”

Summary Terms of New Notes

Issuer	National Fuel Gas Company

Notes Offered	Up to $300,000,000 aggregate principal amount of 6.50% Notes due April 15, 2018 that have been registered under the Securities Act. The form and terms of the new notes will be the same as the form and terms of the original notes except that:

• the new notes will bear a different CUSIP number from the original notes;

• the new notes have been registered under the Securities Act, and therefore, will not bear legends restricting their transfer; and

• you will not be entitled to any exchange or registration rights with respect to the new notes.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single series with the original notes. National refers to the new notes and the original notes collectively as the notes in this prospectus.

Maturity Date	April 15, 2018.

Interest Rate	The new notes will bear interest at the rate of 6.50% per annum from April 11, 2008 or the last interest payment date on which interest was paid on the original notes, calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Each April 15 and October 15. Interest payments will commence on the new notes on April 15, 2009.

Optional Redemption	National may redeem some or all of the new notes at any time and from time to time at the “make-whole” redemption price discussed in this prospectus under the heading “Description of the Notes—Optional Redemption.”

Ranking	The new notes will constitute National’s direct unsecured general obligations and will rank equally with all of National’s other senior, unsecured and unsubordinated debt from time to time outstanding.

Change of Control	If a change of control triggering event as described in this prospectus under the heading “Description of the Notes – Change of Control Offer” occurs, each holder of the new notes may require National to purchase all or a portion of such holder’s new notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase.

Use of Proceeds	National will not receive cash proceeds from the issuance of the new notes hereby. In consideration for issuing the new notes in exchange for the original notes as described in this prospectus, National will receive original notes of like principal amount. The original notes tendered and accepted in the exchange offer for the new notes will be retired and canceled.

Denomination and Form	National will issue the new notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the new notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in limited circumstances described in this prospectus, owners of beneficial interests in the new notes will not be entitled to have new notes registered in their names, will not receive or be entitled to receive new notes in definitive form and will not be considered holders of new notes under the indenture. The new notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Exchange Agent	The Bank of New York Mellon.

For additional information regarding the new notes, see the section entitled “Description of the Notes” in this prospectus.

Summary Financial Data

     The following material, which is presented in this prospectus solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus. In the opinion of National, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the nine months ended June 30, 2008 and 2007 have been made. The income statement data for the nine months ended June 30, 2008 and June 30, 2007 are not necessarily indicative of the results that may be expected for an entire year.

(In Thousands)

	Nine Months Ended		Twelve Months Ended
	June 30,		September 30,
	2008	2007	2007	2006	2005	2004	2003
Summary of
Operations:
Operating revenues	$2,002,503	$1,737,537	$2,039,566	$2,239,675	$1,860,774	$1,867,875	$1,821,899
Operating income	$406,978	$322,994	$396,498	$355,623	$288,187	$315,599	$470,096
Net income available
for common stock	$225,463	$179,765	$337,455	$138,091	$189,488	$166,586	$178,944
Dividends declared on
common stock	$77,809	$75,624	$101,496	$98,829	$95,394	$90,350	$85,651

		As of	As of
		June 30,	September 30,
		2008	2007	2006	2005	2004	2003

Total assets		$4,293,861	$3,888,412	$3,763,748	$3,749,753	$3,738,103	$3,740,944
Long-term debt, net of current
portion		$999,000	$799,000	$1,095,675	$1,119,012	$1,133,317	$1,147,779

The following table shows National’s ratio of earnings to fixed charges for the periods indicated:

Nine Months
Ended
June 30, 2008		Fiscal Years Ended September 30,
	2007	2006	2005	2004	2003
7.35	5.31	4.64	3.66	3.50	4.56

RISK FACTORS

     You should carefully consider the risk factors described below, and the risks and uncertainties discussed in National’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007, March 31, 2008 and June 30, 2008, which are incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus prior to making a decision to exchange original notes for new notes.

Risks relating to National’s Business

Recent disruptions in financial markets may affect National’s ability to obtain financing or refinance maturing debt on reasonable terms and may have other adverse effects.

     Widely-documented disruptions in financial markets have resulted in a severe tightening of credit in the United States. Liquidity in credit markets has contracted significantly, making terms for certain financings less attractive. Ongoing turmoil in the credit markets may make it difficult for National to obtain financing on acceptable terms for working capital, capital expenditures and other investments and to refinance maturing debt on favorable terms. These difficulties could adversely affect National’s operations and financial performance.

     For a discussion of other risks and uncertainties to consider regarding National’s business, see the risk factors section of National’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as updated in National’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

Risks relating to the Exchange Offer

If National fails to exchange your original notes, or does so improperly, the original notes will continue to be restricted securities and may become less liquid.

     Original notes that you do not validly tender or that National does not accept will, following the exchange offer, continue to be restricted securities and you may not offer or sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. National will issue new notes in exchange for the original notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer – Exchange Offer Procedures.” Such procedures and conditions include timely receipt by the exchange agent of the original notes and a properly completed and duly executed letter of transmittal. Because National anticipates that most holders of the original notes will elect to exchange them for new notes in the exchange offer, National expects that the liquidity of the market for the original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the original notes outstanding. Following the exchange offer, if you do not tender your original notes, you generally will not have any further registration rights, and such original notes will continue to be subject to certain transfer restrictions.

National cannot assure you that an active trading market for the new notes will develop.

     National does not intend to apply for listing or quotation of the new notes on any securities exchange or to seek approval for quotations through any automated quotation system. Consequently, there is a risk that:

  a liquid market for the new notes will not develop;

  you will not be able to sell your new notes; or

  you will not receive any specific price upon any sale of the new notes.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

     Any broker-dealer that (i) exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the new notes or (ii) resells new notes that were received by it for its own account in the exchange offer may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the exchange offer if the exchange offer procedure is not followed.

     National will issue the new notes in exchange for your original notes only if you properly tender your original notes before the expiration of the exchange offer. Neither the exchange agent nor National is under any duty to give notification of defects or irregularities with respect to tenders of original notes for exchange. If you are the beneficial holder of original notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person through whom your original notes are held and instruct that person to tender on your behalf.

Risks relating to the new notes

The market price of the new notes will fluctuate.

     Any material differences between National’s actual results and historical results contained in National’s annual, quarterly and current reports filed with the SEC and incorporated by reference in this prospectus could have a significant adverse impact on the market price of the notes, assuming a market for the new notes develops.

     Likewise, any downgrade of National’s credit ratings could have a significant adverse impact on the market price of the new notes, assuming a market for the new notes develops. The original notes are currently rated Baa1 by Moody’s Investor Services, Inc., BBB+ by Standard & Poor’s Ratings Services (“S&P”) and A- by Fitch Ratings. On October 15, 2008, National’s senior unsecured credit rating was placed on CreditWatch-with negative implications by S&P. Each security rating agency has its own methodology for assigning ratings. Security ratings are not recommendations to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The new notes will be effectively subordinated to the liabilities of National’s subsidiaries.

     Because National is a holding company, the new notes will be structurally subordinated to the existing and future liabilities of National’s subsidiaries. National conducts all of its operations through its subsidiaries and so its ability to meet its obligations under the new notes will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to National. Holders of the new notes will generally have a position junior to claims of creditors of National’s subsidiaries, including trade creditors of and holders of indebtedness issued by any such subsidiary and preferred stockholders of the subsidiaries of National. No subsidiary currently has (i) outstanding shares of preferred stock or (ii) any outstanding long-term debt other than to National.

National may not have sufficient funds to purchase the new notes upon a change of control triggering event and this covenant provides limited protection to investors.

     Holders of the new notes may require National to purchase their new notes upon a “change of control triggering event” as defined under “Description of the Notes — Change of Control Offer.” National cannot assure you that National will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the new notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, National’s other then existing debt.

     The change of control offer covenant is limited to the transactions specified in “Description of the Notes — Change of Control Offer.” National has no present intention to engage in a transaction involving a change of control triggering event, although it is possible that National could decide to do so in the future. National could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control triggering event under the new notes, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect National’s capital structure or credit ratings.

After the standstill agreement with New Mountain Vantage expires, New Mountain Vantage may attempt to increase its control over National.

     On January 24, 2008, National and New Mountain Vantage GP, L.L.C. and its affiliates, including the California Public Employees’ Retirement System (“Vantage”), entered into an agreement to settle the proxy contest pertaining to the election of directors to National’s Board of Directors at National’s 2008 Annual Meeting of Stockholders. Pursuant to the settlement agreement, National and Vantage have agreed, among other things, to a standstill whereby, until September 2009, Vantage will not, among other things, acquire voting securities that would increase its beneficial ownership to more than 9.6 percent of National’s voting securities; engage in any proxy solicitations or advance any shareholder proposals; attempt to control National’s Board of Directors, management or policies; call a meeting of shareholders; obtain additional representation to the Board of Directors; or effect the removal of any member of the Board of Directors. At the end of the standstill period, Vantage may again seek to increase its control and/or influence over National.

The indenture does not restrict the amount of additional debt that National may incur.

     The new notes and the indenture under which the new notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by National. National’s incurrence of additional debt may have important consequences for holders of the new notes, including making it more difficult for National to satisfy its obligations with respect to the new notes, a loss in the trading value of the new notes, if any, and a risk that the credit rating of the new notes is lowered or withdrawn.

THE EXCHANGE OFFER

     The following descriptions of the exchange offer and the registration rights agreement are summaries and are qualified by reference to the registration rights agreement. This summary does not contain a complete description of the exchange offer, the new notes or the registration rights agreement. You should read this summary together with the registration rights agreement for a complete understanding of the provisions that may be important to you. In addition, the information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and holders of new notes should consult their own legal advisors with respect to those matters.

Terms of the Exchange Offer

Purpose of the Exchange Offer

     National sold the original notes on April 11, 2008 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

     In connection with the sale of original notes to the initial purchasers pursuant to the Purchase Agreement, dated April 8, 2008, among National and Banc of America Securities LLC, BNY Mellon Capital Markets, Inc. and J.P. Morgan Securities Inc., acting as representatives for the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated April 11, 2008, among National and the initial purchasers.

     The registration rights agreement provides that National will:

  within 230 calendar days following the original issue date of the original notes, prepare and file with the SEC an exchange offer registration statement;

  use its reasonable best efforts to cause the exchange offer registration statement to be declared effective within 275 calendar days of the original issue date of the original notes;

  use its reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

  use its reasonable best efforts to cause the exchange offer to be consummated not later than 45 calendar days following the effectiveness of the exchange offer registration statement.

     This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to National.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, National will accept all original notes properly tendered and not withdrawn prior to the expiration date. Holders may tender some or all of their original notes pursuant to the exchange offer.

     Interest on each new note will accrue from the last date on which interest was paid on the original note surrendered in exchange or, if no interest has been paid on that original note, from the original issue date of the original notes.

SEC Interpretations

     Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, National believes that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of original notes, however, who is National’s affiliate or who intends to participate in the exchange offer for the purpose of distributing the new notes, or any participating broker-dealer who purchased the original notes for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  will not be able to rely on the interpretations by the staff of the SEC;

  will not be able to tender its original notes in the exchange offer; and

  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes, unless the sale or transfer is made under an exemption from those requirements.

     National does not intend to seek its own interpretation regarding the exchange offer, and National cannot assure you that the staff of the SEC would make a similar determination with respect to the new notes as it has in other interpretations to third parties.

     Each holder of original notes, other than specified holders, who wishes to exchange the original notes for the new notes in the exchange offer will be required to make representations that:

  it is not an affiliate of National;

  it is not a broker-dealer tendering original notes acquired directly from National for its own account;

  the original notes being exchanged, and any new notes to be received by it, have been or will be acquired in the ordinary course of its business; and

  it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

     In addition, in connection with resales of new notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, National has agreed, for a period of one year following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any new notes acquired in the exchange offer.

     National shall be deemed to have accepted validly tendered original notes when, as and if National has given oral or written notice of the acceptance of such original notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

     If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “—Conditions” without waiver by National, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

     Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. National will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “—Fees and Expenses.”

Shelf Registration

     If:

     (1) National is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

     (2) for any reason, the exchange offer is not consummated within 320 calendar days following the date of original issuance of the notes; or

     (3) National receives notice from any holder in specified circumstances,

National will, in addition to or instead of effecting the registration of the new notes pursuant to the exchange offer registration statement, as the case may be,

     (a) on or prior to the later of (i) 30 calendar days after any event described in (1), (2) and (3) above and (ii) 230 calendar days after the original issuance date of the original notes, file with the SEC a shelf registration statement covering resales of the original notes;

     (b) use its reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC under the Securities Act prior to the later of (i) 75 calendar days after the date of any event described in (1), (2) or (3) above and (ii) 275 calendar days after the original issuance date of the original notes;

     (c) use its reasonable best efforts to keep the shelf registration statement effective until one year after the original issue date of the original notes or until all of the original notes covered by the shelf registration statement have been sold or otherwise cease to be “registrable notes” within the meaning of the registration rights agreement (as defined below); provided, however, that National may fail to keep the shelf registration statement effective and usable for offers and sales of original notes in its reasonable judgment for specified periods under certain circumstances; and

(d) use its reasonable best efforts to ensure that:

the shelf registration statement and any amendment to the shelf registration statement and any prospectus included in the shelf registration statement complies in all material respects with the Securities Act; and

the shelf registration statement and any amendment to the shelf registration statement and any prospectus included in the shelf registration statement does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     National will, in the event of the filing of a shelf registration statement, provide to each holder of original notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of original notes that sells the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification obligations.

     For purposes of the registration rights agreement, “registrable notes” means the original notes, until the earliest to occur of:

  the date on which any original note has been exchanged by a person other than a participating broker-dealer for new notes in the exchange offer;

  following the exchange by a participating broker-dealer in the exchange offer of any original note for one or more new notes, the date on which such new notes are sold to a purchaser in accordance with the exchange offer registration statement;

  the date on which any original note has been registered under the Securities Act and disposed of in accordance with a shelf registration statement; and

  the date on which any original note is eligible to be distributed to the public pursuant to Rule 144 under the Securities Act (or any successor provision thereof) without the satisfaction of any conditions except the applicable holding period set forth therein.

Legend; Suspension of Resales

     Each original note contains a legend to the effect that the holder of the original notes, by its acceptance of the original notes, agrees to be bound by the provisions of the registration rights agreement. In that regard, if a holder receives notice from National of:

     (1) any request by the SEC or any state securities authority for amendments or supplements to a registration statement or prospectus or for additional information after the registration statement has become effective;

     (2) the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a registration statement or the qualification of the original notes or the new notes to be offered or sold by any participating broker-dealer or the initiation of proceedings for that purpose;

     (3) the happening of any event or the failure of any event to occur or the discovery of any facts that makes any statement made in a registration statement or related prospectus untrue in any material respect or that causes that registration statement or the related prospectus to omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which there were made, not misleading, as well as any other corporate developments, public filings with the SEC or similar events causes the registration statement not to be effective or the prospectus not to be usable for resales; or

     (4) National’s reasonable determination that a post-effective amendment to the registration statement would be appropriate,

the holder, or participating broker-dealer, as the case may be, will suspend the sale of original notes pursuant to that prospectus until National has either:

  amended or supplemented the prospectus to correct the misstatement or omission and furnished copies of the amended or supplemented prospectus to the holder, or participating broker-dealer, as the case may be; or

  given notice that the sale of the original notes may be resumed.

Additional Interest

     If a registration default occurs, which means one of the following events occurs:

  the exchange offer registration statement is not filed with the SEC on or prior to the 230th calendar day following the original issue date of the original notes;

  the exchange offer registration statement is not declared effective by the SEC on or prior to the 275th calendar day following the original issue date of the original notes;

  the exchange offer is not consummated on or prior to the 320th calendar day following the original issue date of the original notes;

  if required, a shelf registration statement with respect to the original notes is not filed with the SEC on or prior to the later of (i) 30 calendar days after any event described in (1), (2) or (3) under “–Shelf Registration” above and (ii) 230 calendar days after the original issue date of the original notes;

  if required, a shelf registration statement with respect to the original notes is not declared effective by the SEC on or prior to the later of (i) 75 calendar days after the date of any event described in (1), (2) or (3) under “—Shelf Registration” above and (ii) 275 calendar days following the original issue date of the original notes; or

  either the exchange offer registration statement or a shelf registration statement has been filed and declared effective but after its effective date ceases to be effective or is unusable for its intended purpose under the circumstances set forth in the registration rights agreement;

then additional interest will accrue on the original notes in addition to the rate shown on the cover page of this prospectus, from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.25% per year, plus an additional 0.25% per year from and during any period in which the registration default has continued for more than 90 calendar days, up to a maximum rate of 0.50% per year. In no event will the additional interest on the original notes exceed 0.50% per year. National will have no other liabilities for monetary damages with respect to its registration obligations. With respect to each holder, National’s obligations to pay additional interest remain in effect only so long as the original notes held by the holder are “registrable notes” within the meaning of the registration rights agreement. The receipt of additional interest will be the sole monetary remedy available to a holder if National fails to meet these obligations.

Business Days

     Notwithstanding any other provision of the registration rights agreement to the contrary, if the date by which the exchange offer registration statement or a shelf registration statement is required to be filed with or declared effective by the SEC or the exchange offer is required to be consummated falls on a day that is not a business day, then such date shall be extended to the next succeeding business day and no additional interest shall accrue on the original notes during such extension.

Governing Law

     The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

Expiration Date; Extensions; Amendment

     National will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless National extends the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

     In order to extend the expiration date, National will notify the exchange agent of any extension by oral (to be confirmed in writing) or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

National reserves the right, in its sole discretion:

  to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by National, if permitted to be waived by National, by giving oral or written notice of such delay, extension or termination to the exchange agent, or to amend the terms of the exchange offer in any manner deemed by National to be advantageous to the holders of the original notes.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of original notes. If the exchange offer is amended in a manner determined by National to constitute a material change, National will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, National may extend the exchange offer if it otherwise would expire during such extension period.

     Without limiting the manner in which National may choose to make a public announcement of any extension, amendment or termination of the exchange offer, National will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency and as may be required by the SEC.

Exchange Offer Procedures

     To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 4 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent’s message in connection with a book-entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that National may enforce such agreement against such participant.

     The tender by a holder of original notes will constitute an agreement between such holder and National in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO NATIONAL.

     Only a holder of original notes may tender original notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on National’s books or any other person who has obtained a properly completed note power from the registered holder.

     Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed note power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

  by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or for the account of an eligible guarantor institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate note powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

     If the letter of transmittal or any original notes or note powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by National, evidence satisfactory to National of their authority so to act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by National in its sole discretion, which determination will be final and binding. National reserves the absolute right to reject any and all original notes not properly tendered or any original notes National’s acceptance of which, in the opinion of National’s counsel, would be unlawful. National also reserves the absolute right to waive any irregularities or conditions of tender as to particular original notes. National’s interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as National shall determine. Neither National, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, National reserves the absolute right in its sole discretion to purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreements, and to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

     By tendering, each holder will represent to National that, among other things,

  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes,

  such holder or other person is not National’s “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes, and if such holder is a broker-dealer that receives new notes for its own account in exchange for the original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, such broker-dealer will deliver a prospectus in connection with any resale of such new notes.

     National understands that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

     Holders who wish to tender their original notes and

  whose original notes are not immediately available, or

  who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, or who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer,

may effect a tender if:

  the tender is made by or through an “eligible guarantor institution,”

  prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent’s message in lieu of the letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer andany other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and a properly completed and duly executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent’s message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited, be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender, and specify the name in which any such original notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by National, and National’s determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under “—Exchange Offer Procedures” at any time prior to the expiration date.

Conditions

     Notwithstanding any other term of the exchange offer, National will not be required to accept for exchange, or exchange, any original notes for any new notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

     If National determines in its reasonable discretion that the foregoing condition exists, National may refuse to accept any original notes and return all tendered original notes to the tendering holders,

  extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, National will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and National will extend the exchange offer as required by applicable law.

Exchange Agent

     The Bank of New York Mellon has been appointed as the information and exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK MELLON

For Information:

Banks and Brokers: (212) 815-3687

By Mail, Overnight Delivery or Hand Delivery:

The Bank of New York Mellon
101 Barclay Street, 7 East
New York, New York 10286
Attention: Reorganization Unit
Reference: National Fuel Gas Company Exchange

By Facsimile for Eligible Institutions:

(212) 298-1915
Reference: National Fuel Gas Company Exchange

To Confirm By Telephone or for Information:

(212) 815-3687
Reference: National Fuel Gas Company Exchange

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

     National will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by National. Such expenses include fees and expenses of The Bank of New York Mellon as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

     The new notes will be recorded at the same carrying value as the original notes as reflected in National’s accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by National. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

     Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

     National does not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

     Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

USE OF PROCEEDS

     National will not receive cash proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes in exchange for the original notes as described in this prospectus, National will receive original notes of like principal amount. The original notes surrendered in exchange for the new notes will be retired and cancelled.

DESCRIPTION OF THE NOTES

General

     The original notes are, and the new notes will be, issued as a series of debt securities under an indenture, dated as of October 1, 1999, between National and The Bank of New York Mellon, as trustee. An officer’s certificate supplemented the indenture and established the specific terms of the notes.

     The form and terms of the new notes are the same in all material respects as the form and terms of the original notes, except that the new notes will have been registered under the Securities Act, and therefore, will not bear legends restricting their transfer. Holders of new notes will not be entitled to any exchange or registration rights with respect to the new notes. The original notes have not been registered under the Securities Act and are subject to certain transfer restrictions. Except as otherwise specified, references to notes in this section refers to the original notes and the new notes.

     The following descriptions of the notes and the indenture are summaries and are qualified by reference to the indenture. This summary does not contain a complete description of the notes or the indenture. You should read this summary together with the indenture, the officer’s certificate establishing the notes and the registration rights agreement for a complete understanding of the provisions that may be important to you. References to certain sections of the indenture are included in parentheses.

     The indenture does not limit the amount of debt that may be issued by National under the indenture or otherwise. The notes will initially be limited to $300,000,000 aggregate principal amount.

     The new notes will be issued only in book-entry form, that is as one or more global certificates registered in the name of DTC or its nominee, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

     The new notes will not be entitled to the benefit of any sinking fund, which means that National will not deposit money on a regular basis into any separate custodial account to repay your notes.

Interest and Payment

     Each note will bear interest at 6.50% per year, payable semi-annually in arrears on April 15 and October 15 of each year. Interest on the notes will initially accrue from (and including) the date of original issuance. The new notes will bear interest from April 11, 2008 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued from the last interest payment date to the date of issuance of the new notes. Interest payments will commence on the new notes on April 15, 2009.

     The record date for interest payable on any interest payment date on the notes shall be the close of business (1) on the business day immediately preceding such interest payment date so long as the notes remain in book-entry form or (2) on the 15th calendar day before each interest payment date if the notes do not remain in book-entry form.

     Interest accrued on the notes that is payable at maturity or earlier redemption will be payable to the persons entitled to payment of principal as a result of maturity or redemption, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full calendar month, on the basis of the actual number of days elapsed. In the event that any interest payment date is not a business day, then payment of the interest will be made on the next business day, without any interest or other payment in respect of the delay. In addition, if there has been a default in the payment of interest on any note, the defaulted interest may be payable to the holder of the note as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date proposed by National for payment of this defaulted interest, and not less than 10 days after the receipt by the trustee of National’s notice of the proposed payment, or in any other lawful manner as provided in the indenture.

     Principal of, and premium, if any, and interest, if any, on the notes at maturity will be payable upon presentation of the notes at the corporate trust office of the trustee, in The City of New York, as paying agent for National.

Maturity

     The entire principal amount of the notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid interest accrued to (but excluding) the maturity date, on April 15, 2018. In the event that the maturity date or any redemption date is not a business day, then payment of principal and any interest will be made on the next business day, without any interest or other payment in respect of the delay.

Ranking

     The notes will constitute National’s direct unsecured general obligations and will rank equally with all of National’s other senior, unsecured and unsubordinated debt from time to time outstanding.

Further Issuances of Notes

     National may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes offered hereby and otherwise identical in all respects to the notes offered hereby (except for the issue price, the date from which interest first accrues and the first interest payment date). Such additional notes will form a single series with the notes offered hereby.

Optional Redemption

     National will have the right to redeem the notes, in whole or in part, at its option, at any time and from time to time prior to their stated maturity. National will provide written notice of its intent to redeem the notes not less than 30 nor more than 60 days prior to the redemption date. If National redeems all or any part of the notes, it will pay a “make-whole” redemption price equal to the greater of

  100% of the principal amount of the notes being redeemed; and

  the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.45%

     plus, in each case, accrued interest on those notes to the redemption date.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if National obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Independent Investment Banker” means an independent investment banking institution of national standing appointed by National.

     “Reference Treasury Dealers” means primary U.S. Government securities dealers in New York City appointed by National.

     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by National, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to National by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     If, at the time notice of redemption is given, the redemption moneys are not held by the trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received. If the redemption notice is given and funds deposited as required by the indenture, then interest will cease to accrue on and after the redemption date on the notes or portions of notes called for redemption. If any redemption date is not a business day, National will pay the redemption price on the next business day without any interest or other payment due to the delay. If National does not deposit redemption moneys on or before the date fixed for redemption, the principal amount of the notes called for redemption will continue to bear interest at the rate indicated on the cover of this prospectus until paid.

Change of Control Offer

     If a change of control triggering event occurs, unless National has exercised its option to redeem such notes as described above, National will be required to make an offer (a “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In the change of control offer, National will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “change of control payment”), subject to the right of holders of record on the applicable record date to receive interest due on the next interest payment date.

     Within 30 days following any change of control triggering event or, at National’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “change of control payment date”). The notice, if mailed prior to the date of consummation of the change of control, will state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

     Upon the change of control payment date, National will, to the extent lawful:

  accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

     National will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by National and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, National will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

     National will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, National will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the notes by virtue of any such conflict.

     For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

     “change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of National’s assets and the assets of National’s subsidiaries, taken as a whole, to any person, other than National or one of National’s subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of National’s outstanding voting stock or other voting stock into which National’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) National consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, National, in any such event pursuant to a transaction in which any of National’s outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of National’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; (4) the first day on which a majority of the members of National’s Board of Directors are not continuing directors; or (5) the adoption of a plan relating to National’s liquidation or dissolution.

     The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

     “change of control triggering event” means the occurrence of both a change of control and a rating event.

     “continuing directors” means, as of any date of determination, any member of National’s Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of National’s proxy statement in which such member was named as a nominee for election as a director).

     “Fitch” means Fitch Ratings and its successors.

     “investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by National.

     “Moody’s” means Moody’s Investors Service, Inc. and its successors.

     “rating agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of National’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by National (as certified by a resolution of National’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

     “rating event” means the rating on the notes is lowered by at least two of the three rating agencies and the notes are rated below an investment grade rating by at least two of the three rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a change of control or National’s intention to effect a change of control and ending 60 days following consummation of such change of control.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     “voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

     Unless National defaults in the change of control payment, on and after the change of control payment date, interest will cease to accrue on the notes or portions of the notes tendered for repurchase pursuant to the change of control offer.

     The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of National’s assets and the assets of National’s subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require National to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of National’s assets and those of National’s subsidiaries taken as a whole to another person or group may be uncertain.

Registration and Transfer

     The transfer of notes may be registered, and notes may be exchanged for other notes of the same series, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the trustee in The City of New York. National may change the place for registration of transfer and exchange of the notes and may designate additional places for such registration and exchange. No service charge will be made for any transfer or exchange of the notes. However, National may require payment to cover any tax or other governmental charge that may be imposed. National will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any notes during a period of 15 days prior to giving any notice of redemption or (b) any note selected for redemption except the unredeemed portion of any notes being redeemed in part. (See Section 305.)

Satisfaction and Discharge

     National will be discharged from its obligations on the notes, or any portion of the principal amount of the notes, if it irrevocably deposits with the trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the notes at their maturity, stated maturity date, or redemption. (See Section 701.)

     The indenture will be deemed satisfied and discharged when none of the notes or any other debt securities remain outstanding and when National has paid all other sums payable by National under the indenture. (See Section 702.)

     All moneys National pays to the trustee or any paying agent on the notes that remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of National. Thereafter, the holder of such notes may look only to National for payment thereof. (See Section 603.)

Limitation on Liens on Subsidiary Capital Stock

     The indenture provides that National will not pledge, mortgage, hypothecate or grant a security interest in, or permit any pledge, mortgage, security interest or other lien upon, any capital stock of any of its majority-owned subsidiaries, which capital stock National now or hereafter directly owns, to secure any Indebtedness, as defined below, without also securing the notes (so long as the other Indebtedness shall be so secured) equally and ratably, with or, at National’s option, prior to, the other Indebtedness and any other Indebtedness similarly entitled to be so secured.

     This limitation does not apply to, or prevent the creation or existence of:

(1)

any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock created at the time National acquires that capital stock or within 270 days after that time to secure the purchase price for that capital stock so acquired;

(2)

any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock existing at the time National acquires that capital stock, whether or not National assumes the secured obligations; or

(3)	any extension, renewal, replacement or refunding of any pledge, mortgage, security interest, lien or encumbrance permitted by (1) and (2) above, or of any Indebtedness secured thereby; provided, that,

(a)

the principal amount of Indebtedness so secured immediately after the extension, renewal, replacement or refunding may not exceed the principal amount of Indebtedness so secured immediately before the extension, renewal, replacement or refunding, and

(b)

the extension, renewal, replacement or refunding of such pledge, mortgage, security interest, lien or encumbrance is limited to no more than the same proportion of all shares of capital stock as were covered by the pledge, mortgage, security interest, lien or encumbrance that was extended, renewed, refunded or replaced; or

(4)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

(a)

the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within such 30 day period, and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b) the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

(c)

so long as the lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     Any pledge, mortgage, security interest, lien or encumbrance on any shares of the capital stock of any of the majority-owned subsidiaries of National, which shares of capital stock National now or hereafter directly owns, to secure any Indebtedness other than as described in (1) through (4) above, is referred to in this prospectus as a “Restricted Lien.” This limitation on liens does not apply to the extent that National creates any Restricted Liens to secure Indebtedness that, together with all other Indebtedness of National secured by Restricted Liens, does not at the time exceed 5% of National’s Consolidated Capitalization. (See Section 608.)

     For this purpose, “Consolidated Capitalization” means the sum of:

(1)	Consolidated Common Shareholders’ Equity;

(2)	Consolidated Indebtedness, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

(3)	any preference or preferred stock of National or any Consolidated Subsidiary, as defined below, which is subject to mandatory redemption or sinking fund provisions.

     The term “Consolidated Common Shareholders’ Equity,” as used above, means the total assets of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as assets, less: (a) all liabilities of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities; (b) minority interests owned by third parties in Consolidated Subsidiaries of National; and (c) preference or preferred stock of National and its Consolidated Subsidiaries only to the extent any such preference or preferred stock is subject to mandatory redemption or sinking fund provisions.

     The term “Consolidated Indebtedness,” as used above, means total indebtedness as shown on the consolidated balance sheet of National and its Consolidated Subsidiaries.

     The term “Consolidated Subsidiary,” as used above, means at any date any majority-owned subsidiary the financial statements of which under generally accepted accounting principles in the United States would be consolidated with those of National in its consolidated financial statements as of such date.

     For purposes of the limitation described in the first paragraph under this heading, “Indebtedness” means:

(1)	all indebtedness created or assumed by National for the repayment of money borrowed;

(2)

all indebtedness for money borrowed secured by a lien upon capital stock owned by National and upon which indebtedness for money borrowed National customarily pays interest, although National has not assumed or become liable for the payment of such indebtedness for money borrowed; and

(3)

all indebtedness of others for money borrowed that is guaranteed as to payment of principal by National or in effect guaranteed by National through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of National in respect of indebtedness for money borrowed or other obligations incurred by others.

     The foregoing limitation does not limit in any manner the ability of: (1) National to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries; (2) National to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions; or (3) any of the direct or indirect subsidiaries of National to place liens on any of their assets.

     In addition, the indenture provides that if debentures issued by National under the indenture dated as of October 15, 1974, as supplemented (the “1974 indenture”), between National and The Bank of New York Mellon, as trustee, in an aggregate principal amount in excess of 5% of National’s Consolidated Capitalization become secured pursuant to the provisions of the 1974 indenture, National will secure the notes and any other outstanding debt securities under the indenture equally and ratably with those debentures. If National secures the outstanding debt securities, as provided in the prior sentence, then if and for so long as the aggregate principal amount of the debentures secured pursuant to the 1974 indenture at any time decreases and as a result constitutes 5% or less of National’s Consolidated Capitalization, the outstanding debt securities will no longer be secured. (See Section 608.)

     As of June 30, 2008, the Consolidated Capitalization of National was approximately $2.6 billion.

Consolidation, Merger, and Sale of Assets

     Under the terms of the indenture, National may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

  the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes National’s obligations on all debt securities and under the indenture (including the notes);

  immediately after giving effect to the transaction, no event of default and no event that, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

  National shall have delivered to the trustee an officer’s certificate and an opinion of counsel as to compliance with the foregoing.

     The terms of the indenture do not restrict National in a merger in which National is the surviving entity. (See Section 1101.)

Events Of Default

     “Event of default” when used in the indenture with respect to the notes, means any of the following:

  failure to pay interest, if any, on the notes for 30 days after it is due;

  failure to pay the principal of or premium, if any, on the notes when due (whether at maturity or upon earlier redemption);

  failure to perform any other covenant in the indenture, other than a covenant that does not relate to the notes, that continues for 90 days after National receives written notice from the trustee, or National and the trustee receive a written notice from the holders of at least 33% in principal amount of the notes; however, the trustee or the trustee and the holders of such principal amount of the notes can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if National is diligently pursuing action to correct the default; or

  certain events in bankruptcy, insolvency or reorganization of National.

(See Section 801.)

     The trustee may withhold notice to the holders of notes of any default, except default in the payment of principal, premium or interest, if it considers such withholding of notice to be in the interests of the holders. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

Remedies

     Acceleration of Maturity

     If an event of default with respect to the notes, but not all of the other series of debt securities, occurs and continues, either the trustee or the holders of at least 33% in principal amount of the notes may declare the entire principal amount of all the notes, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, including the notes, may make such a declaration of acceleration.

     At any time after a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

National has paid or deposited with the trustee a sum sufficient to pay:

-	all overdue interest, if any, on all the notes;

-	the principal of and premium, if any, on any notes that have otherwise become due and interest, if any, that is currently due;

-	interest, if any, on overdue interest; and

-	all amounts due to the trustee under the indenture; and

any other event of default with respect to the notes shall have been cured or waived as provided in the indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of National. (See Section 802.)

     Right to Direct Proceedings

     Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (See Section 903.) If they provide a reasonable indemnity, the holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default also relates to other series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (See Section 812). The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

     Limitation on Right to Institute Proceedings

     No holder of any of the notes will have any right to institute any proceeding under the indenture, or to exercise any remedy under the indenture, unless:

  the holder has previously given to the trustee written notice of a continuing event of default;

  the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

  the trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during such period.

(See Section 807.)

     No Impairment of Right to Receive Payment

     However, such limitations do not apply to a suit by a holder of a note for payment of the principal of or premium, if any, or interest, if any, on such note on or after the applicable due date. (See Section 808.)

     Annual Notice to Trustee

     National will provide to the trustee an annual statement by an appropriate officer as to National’s compliance with all conditions and covenants under the indenture. (See Section 606.)

     Modification and Waiver

     National and the trustee may enter into one or more supplemental indentures without the consent of any holder of the notes for any of the following purposes:

to evidence the assumption by any permitted successor of the covenants of National in the indenture and in the notes;

to add additional covenants of National or to surrender any right or power of National under the indenture;

to add additional events of default;

to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of the notes in any material respect, such change, elimination, or addition will become effective only:

-	when the consent of the holders of the notes has been obtained in accordance with the indenture; or

-	when none of the notes remain outstanding under the indenture;

to provide collateral security for all but not part of the notes;

to establish the form or terms of the notes as permitted by the indenture;

to provide for the authentication and delivery of bearer securities and coupons attached thereto;

to evidence and provide for the acceptance of appointment of a successor trustee;

to provide for the procedures required for use of a noncertificated system of registration for the notes;

to change any place where principal, premium, if any, and interest shall be payable, notes may be surrendered for registration of transfer or exchange and notices to National may be served; or

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of the notes in any material respect.

(See Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by National with certain restrictive provisions of the indenture. (See Section 607.) The holders of not less than a majority in principal amount of the notes may waive any past default under the indenture with respect to the notes, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding note. (See Section 813.)

     If the Trust Indenture Act of 1939 is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. National and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment. (See Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the indenture. However, if the notes, but not all the other series of debt securities outstanding, are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

  change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount of any note or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

  reduce the percentage in principal amount of the outstanding notes with respect to which consent is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the notes; or

  modify certain of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the notes, without the consent of the holder of each outstanding note.

     A supplemental indenture that changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (See Section 1202.)

     The indenture provides that debt securities owned by National or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 101.)

     National may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but National shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of such debt securities. A transferee of any note will be bound by acts of the trustee or National taken in reliance thereon, whether or not notation of such action is made upon such note. (See Section 104.)

Resignation of the Trustee

     The trustee may resign at any time by giving written notice to National or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and National. No resignation or removal of the trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if National has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (See Section 910.)

Notices

     Notices to holders of the notes will be given by mail to the addresses of such holders as they may appear in the security register therefor. (See Section 106.)

Title

     National, the trustee, and any agent of National or the trustee, may treat the person in whose name the notes are registered as the absolute owner thereof, whether or not such notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

Governing Law

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 112.)

Regarding The Trustee

     In addition to acting as trustee, The Bank of New York Mellon acts, and may act, as trustee under various indentures and trusts of National and its affiliates.

BOOK-ENTRY; DELIVERY AND FORM

Book-Entry System

Book-Entry, Delivery and Form

     Except as set forth below, the new notes will be issued in registered, global form (a “Global Note” or the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

     Exchanges Among the Global Notes

     Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in that global note and become an interest in the other global note and, accordingly, will then be subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note for as long as it remains such an interest.

     Book-Entry Procedures for the Global Notes

     The descriptions of the operations and procedures of DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”) set forth below are provided solely as a matter of convenience and are not intended to serve as a representation or warranty of any kind. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. National does not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system and its participants directly to discuss these matters.

     DTC has advised National:

  DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

  Direct participants include securities brokers and dealers, banks trust companies, clearing corporations and other organizations.

  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Clearstream has advised National that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of

the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

     Euroclear has advised National that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V, which is referred to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which is referred to as the Cooperative. All operations are conducted by the Euroclear Operator; and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

     National expects that under procedures established by DTC:

  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global notes; and

  ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

     The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have new notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the new notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of new notes under the indenture or a global note. National understands that under existing industry practice, if National requests any action of holders of new notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders.

     Neither National nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

     Payments on the new notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. National expects that DTC or its nominee, upon receipt of any payment on the new notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. National also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

     Distributions on the new notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which are referred to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions on the new notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

     Clearance and Settlement Procedures

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadline (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions as to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the new notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

     Because of time-zone differences, credits of the new notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the new notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the new notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the new notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

     Certificated Notes

     National will issue certificated notes to each person that DTC identifies as the beneficial owner of the new notes represented by a global note upon surrender by DTC of the global note if:

  DTC notifies National that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and National has not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  National determines not to have the new notes of such series represented by a global note.

     Neither National nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. National and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

U.S. FEDERAL INCOME TAX CONSEQUENCES

General

     The following is a summary of material U.S. federal income tax consequences of the exchange of original notes for new notes pursuant to this exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of original notes or new notes (collectively referred to in this section as “notes”). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the Internal Revenue Service (the “Service”), or on the courts, and no ruling will be sought from the Service with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the Service will agree with such statements and conclusions.

     This summary is limited to the U.S. federal income tax consequences of those persons who are the initial beneficial owners of original notes who purchased such original notes at their original issue price, who exchange original notes for new notes in this exchange offer and who hold notes as capital assets within the meaning of Section 1221 of the Code, whom we refer to as “Holders.” This summary does not address specific tax consequences that may be relevant to particular persons, including banks, financial institutions, broker dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass through entities, expatriates, tax exempt organizations and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. In addition, this summary does not address U.S. federal alternative minimum tax consequences, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or consequences under any U.S. federal tax laws other than income tax law.

     If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of original notes for new notes pursuant to this exchange offer.

     This summary is for general information only. Persons considering the exchange of original notes for new notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of exchanging notes and of owning the original notes or the new notes, as well as the application of state, local and foreign tax laws and U.S. federal tax laws other than income tax law.

Exchange of an Original Note for a New Note Pursuant to the Exchange Offer

     The exchange of an original note for a new note pursuant to the exchange offer described herein will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a Holder will not recognize gain or loss on such exchange, the Holder’s tax basis in the new note will be the same as its tax basis in the original note immediately before the exchange and the Holder’s holding period in the new note will include its holding period in the original note.

PLAN OF DISTRIBUTION

     If you wish to exchange your original notes in the exchange offer, you will be required to make representations to National as described in “The Exchange Offer—Exchange Offer Procedures” in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. National has agreed that, for a period of one year after the expiration date of the exchange offer, National will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     National will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     A broker dealer that acquired original notes directly from National cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     For a period of one year after the expiration date of the exchange offer, National will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. National has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

EXPERTS

     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The information incorporated in this prospectus by reference to National’s Annual Report on Form 10-K for the year ended September 30, 2007, relating to the oil and gas reserves of Seneca Resources Corporation, which has been specifically attributed to Netherland, Sewell & Associates, Inc., has been reviewed and verified by said firm and has been included herein in reliance upon the authority of said firm as experts in petroleum engineering.

LEGAL MATTERS

     The validity of the notes and certain tax matters will be passed upon by Dewey & LeBoeuf LLP, New York, New York. However, all matters of New Jersey law will be passed upon only by Lowenstein Sandler PC, Roseland, New Jersey.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by National. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of National since the date hereof.

National Fuel Gas Company

Offer to Exchange

its

     6.50% Notes due 2018
which have been registered under the Securities Act of 1933
for any and all outstanding
6.50% Notes due 2018
which have not been registered under the Securities Act of 1933

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 14A:3-5 of the New Jersey Statutes Annotated provides:

“INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES.

(1) As used in this section,

          (a) “Corporate agent” means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

          (b) “Other enterprise” means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

          (c) “Expenses” means reasonable costs, disbursements and counsel fees;

          (d) “Liabilities” means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

          (e) “Proceeding” means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

          (f) References to “other enterprises” include employee benefit plans; references to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the indemnifying corporation” include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

     (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

          (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

          (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

     (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

     (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

          (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

          (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

          (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

     (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

     (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

          (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

          (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

          (b) Application for such indemnification may be made

          (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

          (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

     (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

     (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

     (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

     (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

     (12) This section does not limit a corporation’s power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent’s appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.”

Restated Certificate of Incorporation

Article Ninth of National’s Restated Certificate of Incorporation, as amended, provides as follows:

     “No director or officer of this corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of any duty owed to the corporation or any of its shareholders, except to the extent that such exemption from liability is not permitted under the New Jersey Business Corporation Act, as the same exists or may hereafter be amended, or under any revision thereof or successor statute thereto.”

By-Laws

Article II, Section 8 of the By-Laws of National provides as follows:

     “A. The Corporation shall indemnify any person who is or was a Director or officer of the Corporation, to the fullest extent permitted and in the manner provided by the laws of the State of New Jersey, including, without limitation, the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) and expenses (including, without limitation, attorneys’ fees and disbursements) imposed upon or incurred by such person in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding (“Proceeding”) in which such person may be made, or threatened to be made, a party, or in which such person may become involved by reason of such person being or having been a Director or officer of the Corporation, or of serving or having served at the request of the Corporation as a director, officer, trustee, employee or agent of, or in any other capacity with, another foreign or domestic corporation, or any partnership, joint venture, sole proprietorship, employee benefit plan, trust or other enterprise, whether or not for profit.

     B. The right to indemnification conferred by this Section 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, and the Corporation shall, to the fullest extent permitted by law, promptly advance expenses (including, without limitation, attorneys’ fees and disbursements) that are incurred, from time to time, in connection therewith by any such current or former Director or officer of the Corporation, subject to the receipt by the Corporation of an undertaking of such person as required by law.

     C. Nothing in this Section 8 shall restrict or limit the power of the Corporation to indemnify its employees, agents and other persons, to advance expenses (including attorneys’ fees) on their behalf and to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation in connection with any Proceeding.

     D. The indemnification provided by this Section 8 shall not exclude any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or otherwise. The indemnification provided by this Section 8 shall continue as to a person who has ceased to be a Director or officer, and shall extend to the estate or personal representative of any deceased Director or officer.”

     E. Any repeal or modification of this Section 8 shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Indemnification Agreements

     The Company has entered into an Indemnification Agreement with each of its directors (each, a “Director”). The Indemnification Agreement provides that the Company will indemnify Director against any and all expenses, judgments, costs, fines and amounts paid in settlement (collectively, “Losses”), to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to, or by reason of Director’s status as a director, officer, employee, agent or fiduciary of the Company or any other entity the Director serves at the request of the Company. In addition, the Company will advance, to the extent not prohibited by law, the expenses incurred by Director in connection with any proceeding.

     No indemnification may be made to Director with respect to any proceeding if a final judgment adverse to Director establishes that Director engaged in disqualifying conduct. “Disqualifying conduct” means that Director’s actions or omissions (i) were in breach of Director’s duty of loyalty to the Company and its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in the receipt by Director of an improper personal benefit.

     Notwithstanding any other provision in the Indemnification Agreement, the Company will not be obligated to make any indemnity or advance in connection with any claim made against Director:

     (a) for which payment has actually been made to Director under any insurance policy, other indemnity provision, contract or agreement;

     (b) for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Director of securities of the Company that did, in fact, violate Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) any reimbursement of the Company by Director of any bonus or other incentive-based or equity-based compensation or of any profits realized by Director from the sale of securities of the Company, as required in each case under the Exchange Act;

     (c) except as otherwise provided in the Indemnification Agreement, in connection with any proceeding initiated by Director alone or in concert with others, including any proceeding initiated by Director against the Company or its directors, officers, employees or other Directors, unless (i) the Board of Directors authorized the proceeding prior to its initiation, or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

     (d) in the event that the Company is advised, in a written opinion of its regular outside legal counsel, that the Company’s performance of any provision of the Indemnification Agreement would violate Section 13(k) of the Exchange Act.

     To the fullest extent permitted by applicable law, if the indemnification provided for in the Indemnification Agreement is unavailable to Director for any reason, then the Company will contribute to Losses incurred by Director in such proportion as reflects (a) the relative benefits received by the Company, on the one hand, and Director, on the other hand, as a result of the events or transactions giving rise to the proceeding, or (b) if the allocation described in clause (a) above is not permitted by applicable law, the relative fault of the Company, on the one hand, and Director, on the other hand, in connection with such events or transactions.

     The Indemnification Agreement provides that, to the extent a change in New Jersey law permits greater indemnification or advancement of expenses than would be afforded under the Company’s Certificate of Incorporation, By-laws and the Indemnification Agreement, it is the intent of the parties that Director will enjoy the greater benefits afforded by the change.

     The Company also maintains directors’ and officers’ liability insurance coverage with respect to acts or omissions by such directors and officers in their capacity as such.

ITEM 21. Exhibits and Financial Statement Schedules

     See Index to Exhibits preceding the Exhibits included as part of this Registration Statement.

Item 22. Undertakings.

     The undersigned registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i) If the registrant is relying on Rule 430B:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, involved therein, that was not the subject of and included in the registration statement when it became effective.

POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below, and to file with the SEC, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with the authority to sign and file any such amendments in its name and behalf.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amherst, State of New York, on the 7th day of November, 2008.

NATIONAL FUEL GAS COMPANY

By: /s/ D. F. Smith
        D. F. Smith
        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ P. C. Ackerman	Chairman of the Board of Directors	November 7, 2008
P. C. Ackerman

/s/ D. F. Smith	President, Chief Executive Officer and Director	November 7, 2008
D. F. Smith

/s/ R. J. Tanski	Treasurer and Principal Financial Officer	November 7, 2008
R. J. Tanski

/s/ K. M. Camiolo	Controller and Principal Accounting Officer	November 7, 2008
K. M. Camiolo

/s/ R. T. Brady	Director	November 7, 2008
R. T. Brady

/s/ R. D. Cash	Director	November 7, 2008
R. D. Cash

/s/ S. E. Ewing	Director	November 7, 2008
S. E. Ewing

/s/ R. E. Kidder	Director	November 7, 2008
R. E. Kidder

/s/ C. G. Matthews	Director	November 7, 2008
C. G. Matthews

/s/ G. L. Mazanec	Director	November 7, 2008
G. L. Mazanec

Director
R. G. Reiten

/s/ F. V. Salerno	Director	November 7, 2008
F. V. Salerno

EXHIBIT INDEX

Exhibit
Number	Description of Document

1.1	Registration Rights Agreement, dated April 11, 2008 among National Fuel Gas Company and Banc of America Securities LLC, BNY Mellon Capital Markets, Inc. and J.P. Morgan Securities Inc., as
representatives of several initial purchasers

3.1*	Restated Certificate of Incorporation of National Fuel Gas Company dated September 21, 1998
(Exhibit 3.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

3.2*	Certificate of Amendment of Restated Certificate of Incorporation (Exhibit 3(ii), Form 8-K dated
March 14, 2005 in File No. 1-3880)

3.3*	National Fuel Gas Company By-Laws as amended June 11, 2008 (Exhibit 3.1, Form 8-K dated
June 11, 2008 in File No. 1-3880)

4.1*	Indenture dated as of October 1, 1999, between the Company and The Bank of New York Mellon
(Exhibit 4.1, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

4.2*	Officer’s Certificate establishing the terms of 6.50% Notes due 2018, dated April 11, 2008 (Exhibit
4.1, Form 10-Q for the quarterly period ended June 30, 2008 in File No. 1-3880)

4.3*	Form of 6.50% Notes due 2018 (included as Exhibit A to Exhibit 4.2 above)

5.1	Opinion of Dewey & LeBoeuf LLP

5.2	Opinion of Lowenstein Sandler PC

8.1	Tax Opinion of Dewey & LeBoeuf LLP (included in Exhibit 5.1)

12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges

21.1*	Subsidiaries of the Registrant (Exhibit 21, Form 10-K for fiscal year ended September 30, 2007 in File No. 1-3880)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Netherland, Sewell & Associates, Inc. regarding Seneca Resources Corporation

23.3	Consent of Dewey & LeBoeuf LLP (included in Exhibit 5.1)

23.4	Consent of Lowenstein Sandler PC (included in Exhibit 5.2)

24.1	Powers of Attorney (included in signature page)

25.1	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Mellon

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Registered Holders and DTC Participants

99.4	Form of Instructions to Registered Holder or DTC Participant

99.5	Form of Letter to Clients

99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9
______________________________
* Previously filed.